Exhibit 99.1
FOR IMMEDIATE RELEASE
4:01 p.m. ET
10.03.2007
ISILON SYSTEMS ANNOUNCES PRELIMINARY RESULTS FOR 2007 THIRD QUARTER
     SEATTLE, WA — October 3, 2007 — Isilon® Systems (NASDAQ: ISLN), the leader in clustered storage, today announced preliminary results for the third quarter of 2007 ended September 30, 2007. Based on preliminary estimates, total revenue is expected to be in the range of $23.2 million to $23.7 million, down approximately 6 percent to 8 percent sequentially from the second quarter of 2007 and up approximately 30 percent to 33 percent from the same period one year ago. Previously, on the company’s second quarter conference call on July 26, 2007, the company stated it expected total revenue in the range of $25 million to $27.5 million for the third quarter of 2007.
     Based on preliminary revenue estimates for the third quarter of 2007, Isilon expects GAAP gross margin to be in the range of 54.4 percent to 56.4 percent and non-GAAP1 gross margin in the range of 54.6 percent to 56.6 percent. Based on preliminary revenue and gross margin estimates, Isilon expects GAAP net loss per share to be in the range of ($0.10) to ($0.12) and non-GAAP net loss per share to be in the range of ($0.08) to ($0.10). Isilon management will host a conference call today at 2:00 p.m. PT (5:00 p.m. ET) to discuss the preliminary results.
     “We are disappointed with our Q3 results,” said Steve Goldman, president and chief executive officer. “Despite the fact that our recent growth rate has not been matching our expectations, continued spending by an ever broadening range of new and existing customers underscores the strong value proposition of Isilon clustered storage.”
     Isilon’s preliminary third quarter results are subject to review by the company, as well as its independent auditors. The company’s final results for the third quarter of 2007 will be announced on October 25, 2007 after the close of market.
Preliminary Results Conference Call Information
     Isilon’s conference call to discuss the preliminary results for the third quarter of 2007 will be held today at 2:00 p.m. PT (5:00 p.m. ET) and will be accessible via live webcast on the Investor Relations section of Isilon’s website at www.isilon.com/company/, where the webcast also will be archived.
     A recording of the conference call will be available approximately one hour after the call is completed through 12:00 midnight ET, October 17, 2007. To listen to the recording, please dial 888-286-8010 (domestic) or 617-801-6888 (international); the passcode for the recording is 10214735.

About Isilon
Isilon Systems (NASDAQ: ISLN) is the worldwide leader in clustered storage systems and software for digital content and unstructured data, enabling enterprises to transform data into information — and information into breakthroughs. Isilon’s award-winning family of IQ clustered storage systems combines Isilon’s OneFS operating system software with the latest advances in industry-standard hardware to deliver modular, pay-as-you-grow, enterprise-class storage systems. Isilon’s clustered storage solutions speed access to critical business information while dramatically reducing the cost and complexity of storing it. Information about Isilon can be found at http://www.isilon.com.
Safe Harbor Statement
This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of October 3, 2007, and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. Such forward-looking statements may relate, among other things, to our expected financial and operating results, the benefits of our products, technologies and services and our ability to achieve our goals, plans and objectives.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: risks associated with anticipated growth in the storage of unstructured, digital content; competitive factors, including changes in the competitive environment, pricing pressures, sales cycle time and increased competition; our ability to build and expand our direct sales operations and reseller distribution channels; our ability to build sales backlogs and improve sales linearity; general economic and industry conditions, including expenditure trends for storage-related products; new product introductions and our ability to develop and deliver innovative products; our ability to provide high-quality service and support offerings; our reliance on a limited number of suppliers and our ability to forecast demand for our products and potential shortages or price fluctuations in our supply chain; risks associated with international operations; and other important factors as described in Isilon Systems, Inc.’s reports and documents filed from time to time with the Securities and Exchange Commission, including the factors described in the sections captioned “Risk Factors” in our most recently submitted 10-K and 10-Q.
Except as required by law, Isilon Systems, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
1Use of Non-GAAP Financial Measures
Isilon provides non-GAAP information to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future and to aid in comparing current operating results with those of past periods. The company believes the non-GAAP measures provide useful information to management and investors by excluding certain items that may not be indicative of Isilon’s core operating results and business outlook.
This press release includes non-GAAP gross margin and non-GAAP loss per share. These non-GAAP measures exclude charges related to stock-based compensation. Isilon excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that Isilon does not believe reflect core operating results. Stock-based compensation expense is dependent on a number of factors over which management has limited control and is not a factor management utilizes in operating the business.
These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Isilon believes that non-GAAP measures have inherent limitations in that they do not reflect all of the amounts associated with Isilon’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Isilon’s results of operations in conjunction with the corresponding GAAP measures.

The table that follows provides a reconciliation of the most directly comparable GAAP measures to the non-GAAP measures used by management.
Isilon Systems, Inc.
Reconciliation of GAAP to non-GAAP results
(unaudited)

				Net loss per common
				share, basic and
	Gross margin %			diluted
Three Months Ended
September 30, 2007
GAAP	54.4%	-	56.4%	$(0.10)	-	$(0.12)
Adjustments:
Stock-based compensation	0.2%	-	0.2%	0.02	-	0.02

Non-GAAP	54.6%	-	56.6%	$(0.08)	-	$(0.10)

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